October 2007	Pricing Sheet dated October 24, 2007 relating to
Preliminary Pricing Supplement No. 390 dated September 21, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433

Structured Investments
Opportunities in Equities
PLUS based on the iShares® MSCI EAFE Index Fund due November 20, 2008
Performance Leveraged Upside SecuritiesSM
PRICING TERMS – OCTOBER 24, 2007
Issuer:		Morgan Stanley
Aggregate principal amount:		$24,000,000
Stated principal amount:		$10 per PLUS
Issue price:		$10 per PLUS (See “Commissions and issue price” below)
Pricing date:		October 24, 2007
Original issue date:		October 31, 2007 (5 business days after the pricing date)
Maturity date:		November 20, 2008
Underlying shares:		Shares of the iShares® MSCI EAFE Index Fund
Payment at maturity:
If the final share price is greater than the initial share price:
$10 + ($10 x leverage factor x share percent increase)
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final share price is less than or equal to the initial share price:
$10 x share performance factor
This amount will be less than or equal to the stated principal amount of $10.

Share percent increase:		(final share price – initial share price) / initial share price
Initial share price:		$83.07, the closing price of the shares of the iShares® MSCI EAFE Index Fund on the pricing date
Final share price:		The closing price of the shares of the iShares® MSCI EAFE Index Fund on the valuation date
Valuation date:		November 18, 2008, subject to postponement for certain market disruption events.
Leverage factor:		200%
Maximum payment at maturity:		$11.90 (119% of the stated principal amount)
Share performance factor:		(final share price / initial share price)
CUSIP:		617475520
Listing:		The PLUS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per PLUS	$10	$0.15	$9.85
	Total	$24,000,000	$360,000	$23,640,000
(1) The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor.  The lowest price payable by an investor is $9.95 per PLUS.  Please see the cover page of the accompanying preliminary pricing supplement for further details.
(2) For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.
YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

HPreliminary Pricing Supplement No. 390 dated September 21, 2007
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.